Hudson's Grill Announces Settlement

        Thursday, January 9, 1997


        Dallas, TX - Hudson's Grill of America, Inc., announced today from its corporate offices, based in Dallas, Texas, that it had settled its case with Jordano's, Inc., a liquor distributor in California. The Company announced that the case would be settled with a down payment and a payout over several months with no interest. Neither party admitted any liability to the other. The suit had alleged that the Company owed Jordano's for a debt incurred by one of the Company's former franchisees that operated the Pomona, California Hudson's Grill. The Company had denied any obligation to Jordano's. Each party bore its own costs and attorney's fees.



        Hudson's Grill of America, Inc., is celebrating it's 10th year of operation, and is publicly traded on NASDAQ under the symbol HDSG.



                              Exhibit 2